Exhibit 99.1

Comtech Group, Inc. Appoints New Chief Financial Officer and Independent Director

Shenzhen, China, December 21, 2007 – Comtech Group, Inc. (NASDAQ:COGO), a leading provider of customized design solutions for the technology manufacturing sector in China, announced today that the Company’s Chief Financial Officer, Ms. Hope Ni, resigned from her position as Chief Financial Officer of the Company effective January 1, 2008. Ms. Ni will assume the position of Vice-Chairman of the Board as on January 1, 2008.The Board has named Frank Zheng, who has been on the Company’s Board, to succeed Ms. Ni as the new CFO as of January 1, 2008. Ms. Ni will work with Mr. Zheng through March 31, 2008 to ensure a smooth transition. The Board also named Dr. George Mao to succeed Mr. Zheng as an independent director of the Board upon Mr. Zheng’s resignation from the Board, effective January 1, 2008.

Jeffrey Kang, President and CEO commented, “On behalf of the company, I would like to express our sincere gratitude for Hope's great contribution to Comtech over the past three years. Hope has done a great job in managing the company’s financing activities and establishing an effective system to manage the company’s financial control and compliance, as well as other business operations. Her contribution is an important part of the Company’s growth over the past 3 years. It reshaped Comtech to become a professionally managed listed company that is in compliance with SEC and NASDAQ regulations. I am grateful for her commitment to continuously devote her time to contribute her professional knowledge, experience and network to serve the company at the Board level.”

Ms. Hope Ni remarked, "It has been a very valuable and pleasant experience working as the CFO of Comtech. I would like to thank Jeffrey and everyone at the Company for their support. I am honored to take up the role of the Vice Chairperson of the Board to continue to serve the Company and I look forward to working with Frank in the next three months to ensure a smooth transition.”

Mr. Kang further commented, “Comtech has many growth opportunities within China’s technology industries. In addition to identifying opportunities at an early stage, strong execution capability is the key to capitalize on the opportunities to drive sustainable growth. Building a system to execute organic development and an accretive acquisition growth strategy while enhancing operational efficiency is the top priority of the management in 2008. We welcome Mr. Frank Zheng to Comtech’s management team. We believe Mr. Zheng’s track record of operational experience will strengthen the Company’s ability to grow into a scalable business and drive the company to a higher level.”

Mr. Frank Zheng has served as an independent director of Comtech since January 2005. He was the vice president of travel service for eLong, Inc., a leading online travel service company in China, from July 2000 to June 2007. Mr. Zheng was responsible for the overall operation of eLong’s travel services. Before he joined eLong, Mr. Zheng was a senior director of travel services with Asia.com. From 1994 through 2000, Mr. Zheng held various financial and operations positions with The Bank of New York, The Reserve Management Corp, and Dean Witter Intercapital Company. Mr. Zheng received a B.B.A degree in Accounting from City University of New York.

Dr. George Mao is the co-founder and general manager of RYHT Asset Management Inc. Before co-founding RYHT, Dr. Mao was Vice General Manager of Franklin Templeton Sealand Fund Management Co. Ltd. from May 2003 to December 2004. Dr. Mao held management positions with Pin An Securities Company Inc. and China Eagle Securities Company overseeing IPOs from September 1999 through May 2003. Dr. Mao obtained an MBA degree and a PhD degree from the University of Western Ontario in Canada and an M.A. degree from the Chinese Academy of Sciences, Beijing. Dr. Mao holds various board memberships including Shenzhen Cao Technology Co., Ltd. which is listed on Shenzhen Stock Exchange and Beijing Zhong Biao Fang Yuan Technology Anti-counterfeiting Company.

To further enhance the operations, the Board of Directors authorized management to begin a search for a Chief Operating Officer.

Mr. Kang concluded, “2008 is an important growth year for us. Because the Olympic Games will be held in China this summer, we expect all our end markets, particularly sectors driven by Chinese consumer spending power, such as Digital Media, to grow during 2008. I look forward to working with the new management team to focus on effective execution efforts and continue to deliver sustainable growth in the coming years.”

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Source: Comtech Group, Inc.

About ComtechGroup, Inc.:

Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions for the Chinese market. The company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech utilizes these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the digital media, mobile handset and telecom equipment end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the digital media, mobile handset and telecom equipment end-markets, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

For further information:

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:           +852 2730 1518
U.S.:           +1 (646) 291 8998
Fax:           +86 755 2674 3522